Exhibit 3.1

Amendment to Bylaws of CSS Industries, Inc.

Adopted June 18, 2012

RESOLVED, that Section 4.02 of the Bylaws of the Company be, and it is hereby, amended to read in its entirety as follows:

SECTION 4.02. Number.--The board of directors shall consist of such number of directors as may be determined from time to time by resolution of the board of directors, but in no case shall the number be less than three (3). Should the board of directors fail to fix the number of directors as aforesaid, the number shall be fixed by the stockholders.